Exhibit 10.13

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Second Amendment”) is made as of this 31st day of October, 2017, by and between ARE-MA REGION NO. 59, LLC, a Delaware limited liability company (“Landlord”), and IN VIVO THERAPEUTICS CORPORATION, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

A.        Reference is made to a certain Lease Agreement dated November 29, 2011 (the “Original Lease”), by and between RB Kendall Fee, LLC, as landlord, and Tenant, as tenant, as amended by a First Amendment of Lease dated as of September 17, 2012 (the “First Amendment”), and that certain letter agreement dated as of June 23, 2017 (as amended, the “Lease”), demising approximately 26,150 rentable square feet of space on the fourth (4th) floor of Building 1400 (such space, the “Existing Premises;” such building, the “Building”) in One Kendall Square, Cambridge, Massachusetts.  The Existing Premises consists of (i) the “Original Premises” containing approximately 20,917 rentable square feet, and (ii) the “Expansion Premises” containing approximately 5,233 rentable square feet. Capitalized terms used, but not defined herein shall have the same meaning as in the Lease.

B.         Landlord is the successor to DWF IV ONE KENDALL, LLC (“DIVCO”); DIVCO was the successor to RB Kendall Fee, LLC; and Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.         The term of the Lease is scheduled to expire on October 31, 2018.

D.        Tenant has elected to extend the term of the Lease pursuant to Section 29.15 of the Original Lease.

E.         Landlord and Tenant now desire to amend the Lease to (i) extend the term of the Lease beyond October 31, 2018, all as more particularly set forth herein, and (ii) expand the size of the Existing Premises by adding approximately 192 rentable square feet on the first floor of the Building commonly known as Suite 14-103, as more particularly described on Exhibit A attached hereto (the “Second Expansion Premises”).

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.

Second Expansion Premises.  In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

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2.Delivery.  The “Second Expansion Premises Commencement Date” shall be the date that is 1 day after the mutual execution and delivery of this Second Amendment by the parties.

Except as otherwise expressly provided in this Second Amendment: (i) Tenant shall accept the Second Expansion Premises in their “as-is” condition as of the Second Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.Premises.  Notwithstanding anything to the contrary contained in the Lease, commencing on the Second Expansion Premises Commencement Date, the definition of “Premises” shall mean (i) the “Original Premises” containing approximately 20,917 rentable square feet, (ii) the “Expansion Premises” containing approximately 5,233 rentable square feet, and (iii) the “Second Expansion Premises” containing approximately 192 rentable square feet.

4.Total Rentable Area.  Commencing on the Second Expansion Premises Commencement Date, the definition of “Total Rentable Area” in Article 7 of Exhibit 1, Sheet 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Total Rentable Area:  26,342 rentable square feet”

5.Operating Costs and Taxes.  Commencing on the Second Expansion Premises Commencement Date, the definitions of “Tenant’s Proportionate Common Share of Complex” and “Tenant’s Proportionate Building Share” shall be deleted in their entirety and replaced with the following:

“Tenant’s Proportionate Common Share of Complex:  4.12%

Tenant’s Proportionate Building Share:  20.38%”

Notwithstanding the foregoing, (a) Tenant shall not be required to make any payment on account of Tenant’s Proportionate Common Area Share of Complex or Tenant’s Proportionate Share of Building with respect to the Second Expansion Premises through October 31, 2018, and (b) Tenant shall continue to pay through October 31, 2018, (i) with respect to the Original Premises, the Operating Expense Share pursuant to Section 9.3 of the Original Lease and the Tax Share pursuant to Section 9.2 of the Original Lease, and (ii) with respect to the Expansion Premises, the Tax Excess and Operating Expense Excess pursuant to Section 4 of the First Amendment.

6.Extension of Term.  The term of the Lease is hereby extended with respect to the entire Premises (including the Second Expansion Premises) beyond October 31, 2018, for the period beginning on November 1, 2018, and ending on October 31, 2023 (the “Additional

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Term”).  The Additional Term shall be upon all of the same terms and conditions of the Lease in effect as of the date hereof except as otherwise set forth herein.  Tenant acknowledges and agrees that it currently occupies the Existing Premises and is familiar with the condition thereof and that (without in any way limiting or derogating from Landlord’s ongoing repair and maintenance obligations set forth in the Lease), the Existing Premises is leased to Tenant in “as-is” condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant’s use thereof. Tenant agrees that, except as provided in the immediately following sentence, Landlord has no work to perform in or on the Premises (including the Second Expansion Premises) to prepare same for Tenant’s use and occupancy.  Landlord agrees to modify Tenant’s dedicated air handling unit and/or the base building chilled water plant, as determined by Landlord in its sole and absolute discretion, to a design that is configured to provide air at a 55 degree discharge temperature at the unit on a design day of 91 degrees dry bulb/74 degrees wet bulb (“Landlord’s Second Amendment Work”).

Tenant acknowledges that Landlord will require access to portions of the Premises in order to perform Landlord’s Second Amendment Work. Landlord and its contractors and agents shall have the right to enter the Premises at reasonable times and upon reasonable notice (which notice need not be in writing) to perform Landlord’s Second Amendment Work and Tenant shall cooperate with Landlord in connection with the same.  Landlord shall reasonably coordinate its performance of Landlord’s Second Amendment Work with Tenant.  Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during the performance of Landlord’s Second Amendment Work; provided, however, that Landlord shall not have any obligation to incur any overtime costs with respect to Landlord’s Second Amendment Work unless Tenant agrees to pay for any actual incremental overtime costs (over and above what the cost would otherwise have been for regular time). Tenant acknowledges that Landlord’s performance of Landlord’s Second Amendment Work may adversely and temporarily affect Tenant’s use and occupancy of the Premises.  Tenant waives all claims against Landlord for rent abatement in connection with Landlord’s Second Amendment Work.

7.Payment of Yearly Rent for and During the Additional Term.  Subject to the immediately following paragraph, Tenant shall pay Yearly Rent as provided for in the Lease through October 31, 2018.  Commencing on November 1, 2018, Tenant shall pay Yearly Rent in the amount of $74.00 per rentable square foot of the entire Premises per year.  Commencing on November 1, 2019, and thereafter on each November 1st during the Additional Term (each, an “Adjustment Date”), Yearly Rent shall increase by multiplying the Yearly Rent then-payable under the Lease by 3% and adding the resulting amount to the Yearly Rent payable under the Lease immediately before such Adjustment Date (i.e., such that the new Yearly Rent is equal to 103% of the previous Yearly Rent).

Notwithstanding anything to the contrary contained herein or in the Lease, so long as Tenant is not in default under the Lease, Tenant shall not be required to pay Yearly Rent with respect to the Second Expansion Premises for the period commencing on the Second Expansion Premises Commencement Date through October 31, 2018.  Tenant shall commence paying Yearly Rent with respect to the Second Expansion Premises in the amount provided for in the immediately preceding paragraph on November 1, 2018.

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8.Payment of Operating Expense Share and Tax Share For and During the Additional Term.  In addition to the payment of Yearly Rent for the Premises and other amounts payable under the Lease, for and during the Additional Term Tenant shall, notwithstanding anything to the contrary contained in the First Amendment, pay the Operating Expense Share with respect to the entire Premises pursuant to Section 9.3 of the Original Lease and the Tax Share with respect to the entire Premises pursuant to Section 9.2 of the Original Lease. For the avoidance of doubt, commencing on the first day of the Additional Term, the Lease shall be a triple net Lease.

Commencing on the first day of the Additional Term, the terms “Real Estate Tax Base Year,” “Building Tax Base,” “Common Area Tax Base,” “Tax Excess,” “Operating Costs Base Year” and “Common Area Excess” are hereby deleted in their entirety and of no further force or effect and there shall be no base year with respect to the payment of Taxes or Operating Expenses with respect to any portion of the Premises.

Tenant acknowledges and agrees that commencing on November 1, 2018, the Management Fee payable by Tenant under the Lease as part of Operating Costs shall be equal to 3% of Yearly Rent.

9.Electricity Payments For and During Additional Term.  In addition to the Yearly Rent and other amounts payable under the Lease, for and during the Additional Term, Tenant shall continue to be obligated to pay for its electricity usage in the Premises (the Original Premises, the Expansion Premises and the Second Expansion Premises) in accordance with the provisions of Article 8.1 of the Lease.

10.Further Extension.  Tenant acknowledges and agrees that, notwithstanding anything in the Lease to the contrary, Tenant shall have no further right to extend the term of the Lease beyond the Additional Term.  Accordingly, on or before October 31, 2023, Tenant shall quit, vacate and yield-up the Premises in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment and otherwise in accordance with the surrender provisions of the Lease, including, without limitation, the decommissioning requirements set forth in Section 29.11(f) of the Lease.

11.Brokers.  Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Second Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except for CBRE and Newmark Grubb Knight Frank (collectively, the “Brokers”).  Any fees payable to the Brokers are the responsibility of Landlord pursuant to separate written agreement with the Brokers.  Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the Brokers) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Second Amendment.

12.Tenant’s Continuing Obligation to Maintain Letter of Credit under Section 29.13 of the Lease.  Landlord is currently holding, as security for Tenant’s obligations under the Lease, the Letter of Credit described in Section 29.13 of the Original Lease (as amended by Section 9 of

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the First Amendment, in the amount of $311,233.17 (the “Letter of Credit”).  For and during the Additional Term: (a) Landlord shall continue to hold the Letter of Credit as security for Tenant’s obligations under the Lease; (b) Landlord shall have the right to draw down the Letter of Credit, if necessary, in accordance with the provisions of Section 29.13 of the Lease; and (c) Tenant shall be obligated to comply with the provisions of Section 29.13 with respect to maintaining, reviewing and replacing, as necessary, the Letter of Credit.

13.Counterpart Execution.  This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Second Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart.

14.Miscellaneous.  In all other respects, the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

15.Intentionally Omitted.

16.Energy Use Reporting.  Tenant agrees to provide, within 10 business days of request by Landlord, such information and documentation as may be needed for compliance with the City of Cambridge Building Energy Use Disclosure Ordinance, Section 8.67.010 et seq. of the Municipal Code of the City of Cambridge (as the same may be amended, the “Cambridge Building Energy Use Disclosure Ordinance”), and other such energy or sustainability requirements as may be adopted from time to time by the City of Cambridge or any other governmental authority with jurisdiction over the Building, which information shall include without limitation usage at or by the Premises of electricity, natural gas, steam, hot or chilled water or other energy.  Landlord shall report to the applicable governmental authority such energy usage for the Building and other Building information as required by the Cambridge Building Energy Use Disclosure Ordinance.

17.OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

18.Indemnity.  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant acknowledges and agrees that, in order to reflect changes in applicable laws, Section 15.3 of the original Lease is hereby amended, retroactive to the date of the original Lease, to include the following language: “Tenant shall in no event be required to indemnify Landlord for losses, claims, liabilities or costs to the extent caused by the negligence or willful misconduct of Landlord or its employees or agents.”

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19.Asbestos.

a.Notification of Asbestos.  Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Premises in the locations identified in Exhibit B attached to this Second Amendment.

b.Tenant Acknowledgement.  Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 14 and understands that the purpose of such notification is to make Tenant and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the Complex in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

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Tenant’s Initials

c.Acknowledgement from Contractors/Employees.  Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services.  Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities.  Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities.  Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval.  Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Premises in the locations identified in Exhibit B prior to the commencement of such activities.  Nothing in this Section 14 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i)Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

[Signatures on Following Page]

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IN WITNESS WHEREOF the parties hereto have executed this Second Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:

ARE-MA REGION NO. 59, LLC,

a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member
By:	ARE-QRS CORP.,
a Maryland corporation,
general partner
By:	/s/ Jennifer Banks
Name:	Jennifer Banks
Title:	EVP, General Counsel

TENANT:

IN VIVO THERAPEUTICS CORPORATION, INC.,
a Delaware corporation

By:	/s/ Christopher McNulty
Name:	Christopher McNulty
Its:	Chief Financial Officer

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CONSENT OF GUARANTOR:

The undersigned, being the Guarantor under that certain Guaranty of Lease dated as of November 30, 2011 (the “Guaranty”) made by the undersigned in favor of Landlord, hereby consents to all of the terms, provisions, covenants and conditions set forth in this Second Amendment, and to the execution and delivery of this Second Amendment by Tenant.  Guarantor hereby agrees that all of the guarantees, terms, covenants, conditions, representations and warranties set forth in the Guaranty are in full force and effect for the benefit of Landlord and Guarantor hereby expressly affirms and confirms its obligations, guarantees and liabilities under the Lease, as amended by this Second Amendment.

Witness the execution and delivery hereof as an instrument under seal as of the 31 day of October, 2017.

IN VIVO THERAPEUTICS HOLDINGS CORPORATION

By:	/s/ Christopher McNulty
Name:	Christopher McNulty
Its:	Chief Financial Officer

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Exhibit A

Asbestos Disclosures

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at Building 1400, One Kendall Square, Boston, Massachusetts (“Building”).

Historically, asbestos was commonly used in building products used in the construction of buildings across the country.  Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation.  Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

Building 1400 was constructed in the early 1900s. No specific asbestos sampling/analysis data has been provided.  Based on the 2002 visual survey, the following materials were observed in Building 1400 that might contain asbestos, referred to as presumed asbestos-containing materials or PACMS:

Building 1400

Material Description	Material Location
Drywall/joint compound	All Floors: throughout walls; portions of east and center elevator lobby ceilings Fourth Floor: locker room ceilings
12” gray floor tile and mastic	Basement: west hallway by stairs
White with gray vinyl sheet flooring	Basement: Microbia glass wash room
12” white/blue/pink floor tile and mastic	First Floor: Suntory Pharmaceutical, northwest laboratory, kitchen, and east side rooms Second Floor: Microbia, west side laboratory (assumed throughout)
White vinyl sheet flooring	First Floor: Suntory Pharmaceutical, south side laboratories
12” beige floor tile and mastic	First Floor: loading dock and service elevator hallway
12” light gray floor tile and mastic	First Floor: Incert Software, kitchen
12” white with gray floor tile and mastic	Second Floor: Microbia, east side hallway by stairs Third Floor: Microbia, southwest hallway
12” light gray floor tile and mastic	Third Floor: Microbia, center hallway and hallways by center and east stairs
12” white with black speck floor tile and mastic	Fourth Floor: Microbia, west end laboratory (assumed throughout)

A-1

12” gray and white floor tile and mastic	Fourth Floor: Microbia, southwest hallway and east side lunch room
Gray rubberized flooring	Fourth and Fifth Floors: Microbia, center stairwell
12” dark gray floor tile and mastic	Fifth Floor: Microbia, east side hallway and elevator lobby
12” white and gray floor tile and mastic	Fifth Floor: Microbia, east side hallways; west side laboratories (assumed throughout)
12” gray floor tile and mastic	Fifth Floor: Microbia, center stairwell landing
2’ x 4’ ceiling tile	First Floor: Suntory Pharmaceutical, laboratory (assumed throughout)
2’ x 2’ ceiling tile (curves pattern)	First Floor: Suntory Pharmaceutical, north offices
2’ x 2’ ceiling tile	First Floor: Incert Software, center office areas
2’ x 2’ ceiling tile

First Floor: Genzyme, office areas (assumed throughout)

Second Floor: Genzyme, east side office areas; Microbia office areas (201)

Third Floor: Genzyme, southwest hallway, center and east side offices (302-304)

Fourth Floor: Genzyme, offices and laboratories (assumed throughout)

Fifth Floor: Genzyme, center and east side offices (assumed throughout)

2’ x 4’ ceiling tile

Second Floor: Microbia, west side laboratory (assumed throughout); Genzyme, center office areas (203)

Third Floor: Genzyme, west side laboratory (assumed throughout)

Fifth Floor: Genzyme, west side laboratory (assumed throughout)

Fireproofing	All Floors: beams and columns, with some overspray on decking
Stucco	Exterior overhang and east side walk area and perimeter of windows

A-2

Because ACMs and PACMs may be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”).  The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building.  The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs.  Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices.  ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled.  This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).  If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases.  However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers.  In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs.  Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at Landlord’s office located at 400 Technology Square, Suite 101, Cambridge, MA 02139.

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